Exhibit A

Executive Officers and Directors of Fusion Fuel Green PLC

Name	Title	Present Principal Occupation or Employment	Principal Business Address	Name, Principal Business and Address of Corporation or Organization of Employment (if other than Reporting Person)	Citizenship
John-Paul Backwell	Chairman of the Board, Chief Executive Officer and Director	Chief Executive Officer, Fusion Fuel Green PLC	c/o Fusion Fuel Green PLC, 9 Pembroke Street Upper, Dublin D02 KR83, Ireland	N/A	South Africa

Frederico Figueira de Chaves	Interim Chief Financial Officer, Chief Strategy Officer, Head of Hydrogen Solutions, and Director	Interim Chief Financial Officer, Chief Strategy Officer, Head of Hydrogen Solutions, Fusion Fuel Green PLC	c/o Fusion Fuel Green PLC, 9 Pembroke Street Upper, Dublin D02 KR83, Ireland	N/A	Portugal

Luisa Ingargiola	Director	Chief Financial Officer, Avalon GloboCare Corp.	c/o Fusion Fuel Green PLC, 9 Pembroke Street Upper, Dublin D02 KR83, Ireland	Avalon GloboCare Corp.; developer of precision diagnostic consumer products; 4400 Route 9 South, Suite 3100, Freehold, NJ 07728	United States

Pierce Crosby	Director	Managing Partner, Merchant Seven, LLC	41 Madison Ave, Suite 2505, New York, NY 10010	Merchant Seven, LLC, 41 Madison Avenue, New York, NY 10010	United States

Steven Gold	Director	Director, Chief Executive Officer and President, Jaguar Uranium Corp.	3-1136 Centre Street, Suite 122 Thornhill, Ontario, Canada L4J 3M8	Jaguar Uranium Corp., 3-1136 Centre Street, Suite 122 Thornhill, Ontario, Canada L4J 3M8	Canada
James Passin	Director	Chief Executive Officer, BioVaxys Technology Corp.	611 S. Wells St. #3005, Chicago, IL 60607	BioVaxys Technology Corp., 611 S. Wells St. #3005, Chicago, IL 60607	United States